As filed with the Securities and Exchange Commission on November 14, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-2844431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1201 Orange Street, Suite 600

Wilmington, DE 19801

(484) 254-6134

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Jonathan Javitt

Chairman and Interim Chief Executive Officer

NRx Pharmaceuticals, Inc.

1201 Orange Street, Suite 600

Wilmington, DE 19801

(484) 254-6134

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Jonathan Javitt Chairman and Interim Chief Executive Officer NRx Pharmaceuticals, Inc. 1201 Orange Street, Suite 600 Wilmington, DE 19801 (484) 254-6134	Daniel W. Rumsey, Esq. Jack Kennedy, Esq. Disclosure Law Group, a Professional Corporation 600 West Broadway, Suite 700 San Diego, CA 92101 (619) 272-7050

As soon as practicable after this registration statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 14, 2024

3,304,374 SHARES OF COMMON STOCK

This prospectus relates to the resale from time to time of up to 3,304,374 shares of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders identified herein (collectively, with any of such stockholders’ transferees, pledgees, assignees, distributees, donees or successors-in-interest, the “Selling Stockholders”). The shares of Common Stock being registered hereunder (the “Shares”) are issuable (i) upon conversion of certain 6.0% Senior Secured Convertible Notes for an aggregate principal amount of $5,435,000 (the “Notes”); and (ii) upon exercise of certain warrants to purchase shares of Common Stock (“Warrants” and, together with the Notes, the “Securities”) held by the Selling Stockholders identified in herein.

We will not receive any proceeds from the resale of the Shares by the Selling Stockholders in this offering. However, we may receive proceeds of up to approximately $550 thousand from the exercise of the Warrants by the Selling Stockholders, once the registration statement, of which this prospectus is a part, is declared effective and any and all restrictions on the exercise of such Warrants have been lifted.

All selling and other expenses incurred by the Selling Stockholders will be paid by such stockholders, except for certain legal fees and expenses, which will be paid by us. The Selling Stockholders may sell, transfer or otherwise dispose of any or all of the Securities offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market, or trading facility on which the shares are traded, or in private transactions. The Securities may be offered and sold or otherwise disposed of by the Selling Stockholders at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices, or privately negotiated prices. Refer to the section entitled “Plan of Distribution” for more information regarding how the Selling Stockholders may offer, sell, or dispose of their Securities.

Our Common Stock is listed on The Nasdaq Capital Market, which we sometimes refer to herein as “Nasdaq,” under the symbol “NRXP.” The last reported sale price of our Common Stock on November 11, 2024 was $1.27 per share.

Investing in the Securities involves a high degree of risk. Refer to the section entitled “Risk Factors” on page 4 of this prospectus and in the documents incorporated by reference herein for a discussion of the factors you should carefully consider before deciding to invest in the Securities.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2024

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	3
RISK FACTORS	4
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	5
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	6
USE OF PROCEEDS	7
SELLING STOCKHOLDERS	8
PLAN OF DISTRIBUTION	10
DESCRIPTION OF CAPITAL STOCK	12
DIVIDEND POLICY	15
LEGAL MATTERS	16
EXPERTS	16
WHERE YOU CAN FIND MORE INFORMATION	16

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus, or incorporated by reference into this prospectus, and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including the information set forth under the section entitled “Risk Factors,” as well as our consolidated financial statements, the related notes thereto, and other information incorporated by reference into this prospectus. Some of the statements in this prospectus and the information incorporated by reference into this prospectus constitute forward-looking statements. For additional information, refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context requires otherwise, the words “we,” “us,” “our,” the “Company,” “NRx Pharmaceuticals,” and “NRX” refer to NRx Pharmaceuticals, Inc., a Delaware corporation, and its wholly owned subsidiaries, NeuroRx, Inc., ("NeuroRx") and HOPE Therapeutics, Inc. ("HOPE").

Overview

NRx Pharmaceuticals, Inc. (Nasdaq: NRXP) (“NRX” or the “Company”) is a clinical-stage bio-pharmaceutical company which develops and intends to distribute, through its wholly-owned operating subsidiaries, NeuroRx, Inc., ("NeuroRx") and HOPE Therapeutics, Inc. ("HOPE", and collectively with NRX and NeuroRx, the "Company", "we", "us", or "our"), novel therapeutics for the treatment of central nervous system disorders including suicidal depression, chronic pain, and post-traumatic stress disorder ("PTSD") and now schizophrenia. All of our current drug development activities are focused drugs that modulate on the N-methyl-D-aspartate ("NMDA") receptor in the brain and nervous system, a neurochemical pathway that has been disclosed in detail in our annual filings. NeuroRx is organized as a traditional research and development ("R&D") company, whereas HOPE is focused on developing a best-in-class network of clinics that currently offer ketamine and other lifesaving therapies to patients with suicidal depression and related disorders. The Company has two lead drug candidates that are expected to be submitted by year end for Federal Drug Administration ("FDA") approval with anticipated FDA decision dates under the Prescription Drug User Fee Act (PDUFA) by the end of Q2 2025: NRX-101, an oral fixed dose combination of D-cycloserine and lurasidone and NRX-100, a preservative-free formulation of ketamine for intravenous infusion. In February 2024, the Company incorporated HOPE as a wholly-owned subsidiary and in August 2024 completed an audit of HOPE's financial statements necessary for the intended spin-off of HOPE to the Company's shareholders at a future date.

The Note Financing

On August 12, 2024, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Selling Stockholders, whereby the Company agreed to sell, in three equal tranches, (i) original issue discount senior secured promissory notes in the aggregate principal amount of up to approximately $16.3 million (the “Notes”) for an aggregate purchase price of up to approximately $15.0 million, which Notes are convertible into shares of Common Stock; and (ii) warrants to purchase that amount of shares equal to 50% of the principal amount of the Notes divided by the volume weighted average price (“VWAP”) of the Company’s Common Stock, as listed on the Nasdaq Capital Market (“Nasdaq”), on the day prior to the closing of each respective tranche under the Purchase Agreement (the “Warrants”) (the “Note Financing”). Upon the first closing under the Purchase Agreement, on August 14, 2024 the Company issued to the Selling Stockholders: (i) Notes in the aggregate principal amount of $5.435 million, for an aggregate purchase price of approximately $5.0 million exclusive of approximately $0.5 million offering costs; and (ii) Warrants to purchase up to 1,349,305 shares of the Company’s Common Stock with an exercise price of $2.4168. Upon the second closing under the Purchase Agreement, on October 10, 2024 the Company issued to the Selling Stockholders: (i) Notes in the aggregate principal amount of $5.435 million, for an aggregate purchase price of approximately $5.0 million exclusive of approximately $0.5 million of offering costs; and (ii) Warrants to purchase up to 1,846,128 shares of the Company’s Common Stock.

Among other things, and provided that the Company receives the Shareholder Approval (as defined in the Purchase Agreement) pursuant to the Nasdaq Listing Rules, the conversion price of the Notes is subject to, among other customary provisions, downward adjustment in the event of any future issuance by the Company of Common Stock (or Common Stock Equivalents (as defined in the Notes)) below the then effective conversion price. On October 8, 2024, the Company obtained the Shareholder Approval at its 2024 Annual Meeting.

The Notes, subject to an original issuance discount of 8%, mature on the date that is 15 months from their respective date of issuance, accrue interest at a rate of 6% per annum (or 10% during the occurrence of any Event of Default (as defined in the Notes) are convertible into Common Stock and contain mandatory redemption features. The Notes contain certain covenants, and events of default and triggering events, respectively, which would require repayment of the obligations outstanding pursuant to such instruments. The obligations of the Company pursuant to the Notes are (i) secured by all assets of the Company and all subsidiaries of the Company pursuant to the Security Agreement and Patent Security Agreement, dated on or about August 14, 2024, by and among the Company, the subsidiaries of the Company, and the Investors, and (ii) guaranteed jointly and severally by the subsidiaries of the Company pursuant to the Subsidiary Guarantee, dated on or about August 14, 2024, by and among the Company, the subsidiaries of the Company, and the Selling Stockholders. The Warrants are exercisable beginning on the date of issuance and have a term of five years.

The Company has agreed to register with the Securities and Exchange Commission (the “SEC”) the resale of the shares of Common Stock issuable upon conversion of the Notes as well as the shares of Common Stock issuable upon the exercise of the Warrants pursuant to a registration rights agreement, dated on or about August 14, 2024, by and among the Company and the Selling Stockholders. On August 14, 2024, the Company filed a Prospectus Supplement to the Prospectus dated June 21, 2022 which registered 2,417,505 shares of Common stock underlying the Notes issued in the first closing. Pursuant to the registration statement, of which this prospectus forms a part, we are registering, on behalf of the Selling Stockholders, (i) 3,076,880 shares of Common Stock underlying the Notes issued in the second closing and (ii) 227,494 shares of Common Stock underlying certain Warrants issued in the first closing.

Risk Factors

Our business is subject to substantial risk. Please carefully review the section entitled “Risk Factors” beginning on page 4 of this prospectus for a discussion of the factors you should carefully consider before deciding to purchase the securities offered by this prospectus.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

Corporate Information

We were incorporated under the laws of the State of Delaware on September 18, 2017 under the name Big Rock Partners Acquisition Corp. Upon the closing of the business combination with NeuroRx, Inc. on May 24, 2021, we changed our name to NRx Pharmaceuticals, Inc. Our principal executive offices are located at 1201 Orange Street, Suite 600, Wilmington, Delaware 19801, our mailing address is 1201 North Market Street, Suite 111, Wilmington, DE 19801 and our telephone number is (484) 254-6134. Our website address is www.nrxpharma.com. The information contained in, or accessible through, our website does not constitute a part of this registration statement, of which this prospectus forms a part. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Shares of Common Stock offered by the Selling Stockholders	3,304,374 shares of Common Stock, consisting of (i) 3,076,880 shares of Common Stock issuable upon conversion of 6.0% Senior Secured Promissory Notes and (ii) 227,494 shares of Common stock issuable upon conversion of Warrants to purchase shares of Common Stock held by the Selling Stockholders

Common stock outstanding prior to this offering:	12,094,094 shares as of November 12, 2024

Shares of Common Stock to be outstanding after giving effect to the issuance of 3,304,374 shares of Common Stock	15,398,468 shares of Common Stock

Use of proceeds:

We will receive no proceeds from the sale of shares of Common Stock by the Selling Stockholders in this offering. However, we may receive proceeds of up to approximately $550 thousand from the exercise of the Warrants by the Selling Stockholders, once the registration statement, of which this prospectus is a part, is declared effective and any and all restrictions on the exercise of such Warrants have been lifted.

Risk factors:

The purchase of our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Nasdaq symbol:	Our Common Stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NRXP”.

The number of shares of our Common Stock outstanding prior to this offering is based on 12,094,094 shares of Common Stock outstanding as of November 12, 2024, and excludes, as of that date:

●	344,886 shares issuable upon the exercise of public warrants outstanding, at an exercise price of $115.00 per share;

●	131,833 shares reserved for future issuance under outstanding option awards, with a weighted average exercise price of $21.01 per share;

●	370,182 shares of Common Stock available for future grants under the NRx 2021 Omnibus Incentive Plan;

●	up to 7,947,294 shares issuable upon conversion of an outstanding promissory note; and

●	6,828,880 shares issuable upon the exercise of non-public warrants outstanding, with a weighted average exercise price of $5.12 per share;

RISK FACTORS

Investment in our Common Stock involves risks. Before deciding whether to invest in our Common Stock, you should consider carefully the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference herein, and all other information contained or incorporated by reference into this prospectus, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC. If any of the risks or uncertainties described in our SEC filings actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. See the “Cautionary Note Regarding Forward-Looking Statements” section of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 29, 2024, as amended April 29, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 14, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 14, 2024;

●

our Current Reports on Form 8-K as filed with the SEC on January 23, 2024, February 2, 2024, February 14, 2024, February 14, 2024, February 28, 2024, March 6, 2024, March 21, 2024, March 28, 2024, April 15, 2024, April 19, 2024, April 30, 2024, May 16, 2024, May 23, 2024, June 20, 2024, June 27, 2024, August 12, 2024, August 14, 2024, August 20, 2024, October 11, 2024, October 15, 2024, and October 31, 2024.

●

The description of our common stock contained in or incorporated into our Registration Statement on Form 8-A, filed with the SEC on November 20, 2017, and any amendment or report updating that description.

All reports and other documents that we subsequently file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and before the later of (1) the completion of the offering of our Common Stock described in this prospectus, and (2) the date we stop offering our Common Stock pursuant to this prospectus and any issuer free writing prospectus relating to this offering, will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of filing of such reports and documents. The information contained on our website (www.nrxpharma.com) is not incorporated into this prospectus.

You should not assume that the information in this prospectus, or any document incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost, by writing or calling us at the following address or telephone number:

NRx Pharmaceuticals, Inc.
Richard Narido
Chief Financial Officer
1201 North Market Street, Suite 111
Wilmington, Delaware 19801
(484) 254-6134

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein include “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, which may include, but are not limited to, statements regarding our financial outlook, product development, business prospects, and market and industry trends and conditions, as well as the Company’s strategies, plans, objectives, and goals. These forward-looking statements are based on current beliefs, expectations, estimates, forecasts, and projections of, as well as assumptions made by, and information currently available to, the Company’s management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “would,” “seek,” “plan,” “intend,” “shall,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are, by their nature, subject to significant risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These risks and uncertainties include, but are not limited to, our ability to service our debt and other obligations as they come due; our ability to continue to obtain necessary financing to fund our product development and working capital requirements; our relatively limited operating history; challenges inherent in new product development, including obtaining regulatory approval; our ability to expand, retain and motivate our employees and manage our growth; risks associated with general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; technological advances, new products and patents attained by competitors; the Company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; changes in laws, rules or regulations relating to any aspect of the Company’s business operations, or general economic, market and business conditions; financial instability of international economies and sovereign risk; dependence on the effectiveness of the Company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions. Furthermore, there can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements. The Company assumes no obligation and does not intend to update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. As a result of these and other risks, uncertainties and assumptions, forward-looking events and circumstances discussed herein might not occur in the way that the Company’s management expects, if at all. Accordingly, you should not place reliance on any forward-looking statement, and all forward-looking statements are herein qualified by reference to the cautionary statements set forth above.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our Common Stock by the Selling Stockholders. However, we may receive proceeds of up to approximately $550 thousand from the exercise of the Warrants by the Selling Stockholders, once the registration statement, of which this prospectus is a part, is declared effective and any and all restrictions on the exercise of such Warrants have been lifted.

The Selling Stockholders will pay all incremental selling expenses relating to the sale of the Selling Stockholders’ shares, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

SELLING STOCKHOLDERS

The Selling Stockholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we refer to the stockholders listed in the table below, and the pledgees, donees, transferees or other successors-in-interest that hold any of the Selling Stockholders’ interest in the shares of Common Stock after the date of this prospectus.

The following table sets forth information concerning the shares of Common Stock that may be offered from time to time by the Selling Stockholders. The number of shares beneficially owned by the Selling Stockholders is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on 12,094,094 shares of Common Stock issued and outstanding as of November 12, 2024, and includes the shares of Common Stock subject to options, warrants or other rights held by such Selling Stockholders that are currently exercisable or will become exercisable within 60 days of November 12, 2024 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

The Selling Stockholders may sell all, some or none of their shares of Common Stock in this offering. See “Plan of Distribution.”

	Shares		Shares Beneficially Owned
	Beneficially	Shares	After the Offering (3)(4)
	Owned Prior	Offered
	to	Pursuant to
	the Offering	this
Name of Selling stockholder (1)	(2)	Prospectus	Number	Percentage
Anson Investments Master Fund LP (5)	2,724,384	2,627,461	96,923	*
Anson East Master Fund LP (6)	704,257	676,913	27,344	*

* Less than 1%

(1)

Information concerning named Selling Stockholders or future transferees, pledgees, assignees, distributees, donees or successors of or from any such stockholder or others who later hold any Selling Stockholder’s interests will be set forth in supplements to this prospectus, absent circumstances indicating that the change is material.  In addition, post-effective amendments to the registration statement of which this prospectus forms a part will be filed to disclose any material changes to the plan of distribution from the description in the final prospectus.

(2)

Includes (i) securities held by the Selling Stockholders, which shares are not being offered pursuant to this prospectus, and (ii) the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants, if any, being registered by the registration statement of which this prospectus forms a part.

(3)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible or exercisable into shares of our Common Stock within 60 days of November 12, 2024 are deemed outstanding.  Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

In addition, amounts reported in this column assumes that (i) each Selling Stockholder will convert all Notes, (ii) that each Selling Stockholder will exercise all Warrants, and (iii) that each Selling Stockholder will sell all of the shares of Common Stock offered pursuant to this prospectus, including all shares of Common Stock that may be issued upon conversion of the Notes and exercise of the Warrants identified herein.

(4)	Based on 12,094,094 shares of Common Stock outstanding as of November 12, 2024.

(5)

Includes 2,399,966 shares of Common Stock upon conversion of the Notes and 227,495 shares of Common Stock issuable upon exercise of the Warrants pursuant to the Purchase Agreements, which are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such notes or warrants, as applicable, will not have the right to convert or exercise, as applicable, any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99%, of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or exercise, as applicable, provided that such holder may decrease such limitation and further provided that upon at least 61 days’ prior notice to us, such holder may increase such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the shares of Common Stock held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)

Includes 676,913 shares of Common Stock upon conversion of the Notes, which are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such notes will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 4.99%, of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, provided that such holder may decrease such limitation and further provided that upon at least 61 days’ prior notice to us, such holder may increase such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“Anson East”), hold voting and dispositive power over the shares of Common Stock held by Anson East. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The principal business address of Anson East is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

PLAN OF DISTRIBUTION

The Selling Stockholders, and any of the Selling Stockholders’ pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of their Securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling the Securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such Securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Securities under Rule 144 under the Securities Act or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of Securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the Financial Industry Regulatory Authority (“FINRA”) Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume. The Selling Stockholders may also sell Securities short and deliver these Securities to close out their short positions, or loan or pledge the Securities to broker-dealers that in turn may sell these Securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative Securities which require the delivery to such broker-dealer or other financial institution of Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their Securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the Securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any Securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 under the Securities Act rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale Securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earliest of (i) the date on which the Securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date on which all of the Securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

The resale Securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale Securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale Securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our Charter and Bylaws and of the DGCL. This description is summarized from, and qualified in its entirety by reference to, our Charter and Bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.

Capital Stock

Our authorized capital stock consists of 500,000,000 shares of Common Stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. As of November 12, 2024 , there were 12,094,094 shares of Common Stock outstanding. No shares of preferred stock have been issued or are outstanding. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors. In the event of our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, powers, preferences and privileges of holders of the Common Stock are subject to those of the holders of any shares of preferred stock that the Board may authorize and issue in the future.

Preferred Stock

Under the terms of the Charter, our Board is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock. No shares of preferred stock have been issued.

Dividends

Declaration and payment of any dividend is subject to the discretion of our Board. The time and amount of dividends is dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our Board may regard as relevant.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future.

Anti-Takeover Provisions

The Charter and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids.

These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our Charter provides that our Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of our Board will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board.

Stockholder Action; Special Meetings of Stockholders

Our Charter provides that, unless Jonathan Javitt and Daniel Javitt own at least a majority of the shares of the Common Stock, stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. Further, our Charter provides that only the chairperson of our Board, a majority of our Board, our Chief Executive Officer or our President may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by our Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (i) was a stockholder both at the time of giving the notice and at the time of the meeting, (ii) is entitled to vote at the meeting, and (iii) has complied with the advance notice procedures specified in our Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by our Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

Our Bylaws may be amended or repealed by a majority vote of our Board or by the holders of at least sixty-six and two-thirds percent (662∕3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of our Board and at least sixty-six and two-thirds percent (662∕3%) in voting power of the outstanding shares entitled to vote would be required to amend certain provisions of our Charter.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter and Bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Charter and Bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of our company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the our shares at the time of the transaction to which the action relates.

Forum Selection

Our Charter and Bylaws provide that unless we consent in writing to the selection of an alternative forum, the (a) Chancery Court of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on our behalf, (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, stockholders to us or to our stockholders, (iii) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, the Charter or the Bylaws, or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (b) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Charter and the Bylaws will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, One State Street Plaza, New York, New York 10004.

Trading Symbol and Market

Our Common Stock is listed on Nasdaq under the symbol “NRXP” and certain of our warrants are listed on Nasdaq under the symbol “NRXPW”.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors (the “Board”) after considering our financial condition, results of operations, capital requirements, business prospects and other factors the Board deems relevant, and subject to the restrictions contained in any financing instruments. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any other future debt financing agreements.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Disclosure Law Group, a Professional Corporation, San Diego, California.

EXPERTS

The consolidated financial statements of NRx Pharmaceuticals, Inc. as of December 31, 2023, and for the year then ended, have been incorporated by reference herein in reliance upon the report of Salberg & Company, P.A., independent registered public accounting firm, and upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of NRx Pharmaceuticals, Inc. as of December 31, 2022, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports with the SEC on an annual basis using Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information, including the documents referred to the section titled “Incorporate by Rerference”, with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.nrxpharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus, and investors should not rely on such information in making a decision to purchase our securities in this offering.

This prospectus is only part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

3,304,374 SHARES

COMMON STOCK

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Commission registration fee.

Amount

Commission Registration Fee	$655.39
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$25,000
Transfer Agent and Registrar fees and expenses	$1,000
Miscellaneous Expenses	$2,000
Total expenses	$43,655.39

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities

On July 17, 2023, we entered into a Confidential Settlement Agreement and Release (the “Settlement Agreement”), with NeuroRx, Inc., GEM Yield Bahamas Limited and GEM Global Yield LLC SCS, pursuant to which we agreed to issue an aggregate of 675,676 shares (the “Settlement Shares”) of Common Stock to GEM Global Yield LLC SCS. On August 31, 2023, we issued the Settlement Shares to GEM in a private placement under the terms of the Settlement Agreement and, accordingly, we did not receive any proceeds in connection with the issuance of the Settlement Shares. The Settlement Shares were issued pursuant to an exemption to registration requirement of the Securities Act in reliance on Section 4(a)(2)of the Securities Act.

On August 28, 2023, the Company entered into a securities purchase agreement with certain purchasers, pursuant to which the Company issued 3,000,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and one (1) investor warrant (each an “August 2023 Investor Warrant”) for every share of Series A Preferred Stock issued. The shares of Series A Preferred Stock and the August 2023 Investor Warrants were offered pursuant to a private placement under Section 4(a)(2)of the Securities Act. Each August 2023 Investor Warrant entitles the holder to purchase one (1) share of Common Stock at a purchase price of $0.40 per share. The aggregate purchase price for each share of Series A Preferred Stock and associated August 2023 Investor Warrant was $0.40. The August 2023 Investor Warrants are exercisable starting on the six month anniversary of the date of issuance and will have a term of five years from the date of issuance. The August 2023 Investor Warrants may also be exercised during the initial six-month period after issuance, at the option of the August 2023 Investors, if the closing share price of the Common Stock equals or exceeds $1.20 per share on any trading day. The aggregate net cash proceeds to the Company from the August Offering were approximately $1.0 million.

On February 7, 2024, we entered into the First Amendment (the “Amendment”) to a License Agreement entered into on June 2, 2023 with Alvogen Pharma US, Inc., Alvogen, Inc. and Lotus Pharmaceutical Co. Ltd. (collectively, “Alvogen”). Pursuant to the terms of the Amendment, we issued to Alvogen 4,195,978 warrants to purchase the Company’s common stock, at a strike price of $0.40 per share with three (3) year term (“Alvogen Warrants”). The Alvogen Warrants were issued pursuant to an exemption to registration requirement of the Securities Act in reliance on Section 4(a)(2)of the Securities Act.

On February 29, 2024, we entered into a securities purchase agreement with an investor providing for the issuance and sale of 270,000 shares of Common Stock and warrants to purchase up to 270,000 shares of Common Stock (the “February Warrants”) at a price of $3.80 per share of Common Stock and accompanying warrant, which represents a 26.7% premium to the offering price. The Common Stock and the February Warrants were offered pursuant to a private placement (the “February 2024 Private Placement”) under Section 4(a)(2)of the Securities Act. The February Warrants will have an exercise price of $0.38 per share, are initially exercisable beginning six months following the date of issuance, and will expire 5 years from the date of issuance. The aggregate net cash proceeds to the Company from the February 2024 Private Placement were approximately $1.0 million.

On August 12, 2024, we entered into a securities purchase agreement with certain purchasers, whereby the Company agreed to sell, in three equal tranches, (i) original issue discount senior secured promissory notes in the aggregate principal amount of up to approximately $16.3 million (the “Notes”) for an aggregate purchase price of up to approximately $15.0 million, which Notes are convertible into shares of Common Stock; and (ii) warrants (the “August Investor 2024 Warrants”) to purchase that amount of shares equal to 50% of the principal amount of the Notes divided by the volume weighted average price of the Company’s Common Stock, as listed on the Nasdaq Capital Market, on the day prior to the closing of each respective tranche (the “Note Financing”). Upon the first closing on August 14, 2024, the Company issued to the Selling Stockholders: (i) Notes in the aggregate principal amount of $5.435 million, for an aggregate purchase price of approximately $5.0 million; and (ii) warrants to purchase up to 1,349,305 shares of the Company’s Common Stock. Upon the second closing on October 10, 2024, the Company issued to the Selling Stockholders: (i) Notes in the aggregate principal amount of $5.435 million, for an aggregate purchase price of approximately $5.0 million; and (ii) warrants to purchase up to 1,846,128 shares of the Company’s Common Stock. The Notes and the August 2024 Investor Warrants issued pursuant to an exemption to registration requirement of the Securities Act in reliance on Section 4(a)(2)of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

		Incorporate by Reference Exhibit			Filed
		Form	Exhibit	Filing Date	Herewith

3.1	Second Amended and Restated Certificate of Incorporation	8-K	3.1	5/28/2021
3.2	Second Amended and Restated By-Laws	8-K	3.2	5/28/2021
3.3	Certificate of Designation of Series A Convertible Preferred Stock	8-K	3.1	9/01/2023
4.1	Warrant Agreement, dated as of November 20, 2017, by and between BRPA and Continental Stock Transfer & Trust Company	8-K	4.2	11/22/2017
4.2	Form of Unit Purchase Option, dated November 20, 2017, with EarlyBirdCapital, Inc. and its designees	8-K	4.3	11/22/2017
4.3	Common Stock Purchase Warrant, dated March 9, 2023 by and between NRX Pharmaceuticals, Inc. and Purchasers	8-K/A	4.1	3/14/2023
4.4	Form of Investor Warrant	8-K/A	4.1	6/07/2023
4.5	Form of Warrant Amendment Agreement	8-K/A	4.2	6/07/2023
4.6	Form of Investor Warrant	8-K	4.1	9/01/2023
4.7	Form of Underwriter’s Warrant	8-K	4.1	2/28/2024
4.8	Description of Capital Stock	10-K	4.8	3/29/2024
4.9	Form of Common Stock Purchase Warrant	10-K	4.9	3/29/2024
4.10	Form of Senior Secured Convertible Promissory Note to be issued by the Company pursuant to and in accordance with the Securities Purchase Agreement	8-K	4.1	8/14/2024
4.12	Form of Common Stock Purchase Warrant to be issued by the Company pursuant to and in accordance with the Securities Purchase Agreement	8-K	4.2	8/14/2024
5.1*	Opinion of Disclosure Law Group, a Professional Corporation.				*
10.1	Form of Securities Purchase Agreement, dated as of August 19, 2021, by and among the Company and the Selling Securityholders.	8-K	10.1	8/24/2021
10.2	Form of Preferred Investment Options, dated as of August 23, 2021, by and among the Company and the Selling Securityholders.	8-K	10.2	8/24/2021
10.3	Form of Registration Rights Agreement, dated as of August 19, 2021, by and among the Company and the Selling Securityholders.	8-K	10.3	8/24/2021
10.4	Form of Lock-Up Agreement, dated as of August 19, 2021, by and among the Company, Jonathan Javitt and Daniel Javitt.	8-K	10.4	8/24/2021
10.5	Stock Escrow Agreement, dated November 20, 2017, between BRPA, Big Rock Partners Sponsor, LLC and Continental Stock Transfer & Trust Company	8-K	10.2	11/22/2017
10.6	Registration Rights Agreement among BRPA and Big Rock Partners Sponsor, LLC	8-K	10.3	11/22/2017
10.7	Agreement, dated November 17, 2018, among BRPA, Big Rock Partners Sponsor, LLC and BRAC Lending Group LLC	8-K	10.1	11/20/2018
10.8	Stock Escrow Agent Letter, dated November 17, 2018	8-K	10.2	11/20/2018
10.9	Registration Rights Assignment Agreement, dated November 17, 2018	8-K	10.3	11/20/2018
10.10	Amendment to the Stock Escrow Agreement, dated May 24, 2021, among BRPA, Continental Stock Transfer & Trust Company, and the stockholder parties thereto	8-K	10.6	5/28/2021
10.11	Lock-up Agreement, dated May 24, 2021, by and between BRPA and the stockholder parties identified therein	8-K	10.7	5/28/2021
10.12	Registration Rights Agreement, dated May 24, 2021, by and among NRx Pharmaceuticals, Inc., certain equityholders of the Registrant named therein and certain equityholders of NeuroRx named therein	8-K	10.8	5/28/2021

10.13	Sponsor Agreement, dated May 24, 2021, by and among BRPA, the Big Rock Partners Sponsor, LLC, and BRAC Lending Group LLC	8-K	10.9	5/28/2021
10.14	NRx Pharmaceuticals, Inc. 2021 Omnibus Incentive Plan	S-4	10.22	5/21/2021
10.15	Form of Subscription Agreement	8-K	10.1	3/15/2021
10.16	Development and License Agreement, dated as of May 2, 2016, between Glytech LLC and NeuroRx	S-4	10.24	5/21/2021
10.17	Amendment to Development and License Agreement, dated as of October 19, 2016, between Glytech LLC and NeuroRx	S-4	10.25	5/21/2021
10.18	Second Amendment to Amended and Restated Development and License Agreement, dated as of June 13, 2018, between Glytech LLC and NeuroRx	S-4	10.26	5/21/2021
10.19	Third Amendment to Amended and Restated Development and License Agreement, dated as of April 16, 2019, between Glytech LLC and NeuroRx	S-4	10.27	5/21/2021
10.20	Fourth Amendment to Amended and Restated Development and License Agreement, dated as of December 31, 2020, between Glytech LLC and NeuroRx	S-4	10.28	5/21/2021
10.21	Exclusive License Agreement, dated as of April 16, 2019, by and between NeuroRx and Sarah Herzog Memorial Hospital Ezrat Nashim	S-4	10.29	5/21/2021
10.22	License and Option Agreement, dated as of September 1, 2020, between The Research Foundation For The State University of New York and NeuroRx	S-4	10.30	5/21/2021
10.23	Binding Collaboration Agreement, dated as of September 18, 2020, between Relief Therapeutics Holding Aktiengesellschaft and its wholly owned subsidiary Therametrics Discovery Aktiengesellschaft and NeuroRx	S-4	10.31	5/21/2021
10.24	Exclusive Distribution Agreement, dated as of September 25, 2020, between NeuroRx and Cardinal Health 105, Inc.	S-4	10.32	5/21/2021
10.25	Executive Employment Agreement, dated May 20, 2015, between NeuroRx and Jonathan C. Javitt	S-4	10.33	5/21/2021
10.27	Amendment to “Work for Hire” Agreement, dated as of October 23, 2016, between NeuroRx and 20REBes Consulting LLC — Robert Besthof	S-4	10.35	5/21/2021
10.29	Feasibility Study and Material Transfer Agreement, dated as of January 6, 2021, by and between NeuroRx and TFF Pharmaceuticals, Inc.	S-4	10.37	5/21/2021
10.30	Manufacturing Supply Agreement, dated as of August 25, 2020, by and among NeuroRx, Nephron SC, Inc. and Nephron Pharmaceutical Corporation	S-4	10.38	5/21/2021
10.31	Amendment #1 to Manufacturing Supply Agreement, dated as of September 2, 2020, by and among NeuroRx, Nephron SC, Inc. and Nephron Pharmaceutical Corporation	S-4	10.39	5/21/2021
10.32	Amendment #2 to Manufacturing Supply Agreement, dated as of November 5, 2020, by and among NeuroRx, Nephron SC, Inc. and Nephron Pharmaceutical Corporation	S-4	10.40	5/21/2021
10.33	Amendment #3 to Manufacturing Supply Agreement, dated as of February 5, 2021, by and among NeuroRx, Nephron SC, Inc. and Nephron Pharmaceutical Corporation	S-4	10.41	5/21/2021

10.34	Share Subscription Facility Agreement, dated as of October 18, 2019, among NeuroRx, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited	S-4	10.42	5/21/2021
10.35	Common Stock Purchase Warrant dated March 28, 2021	S-4	10.43	5/21/2021
10.36	Clinical Trial Participation Agreement, dated as of December 17, 2020, by and between Quantum Leap Health Care Collaborative and NeuroRx	S-4	10.44	5/21/2021
10.38	Voting Agreement by and between Jonathan Javitt and Daniel Javitt	8-K	10.34	5/28/2021
10.39	Statement of Work, dated July 26, 2021, between Pilltracker Ltd. and NeuroRx, Inc.	10-Q	10.1	11/15/2021
10.40	Form of Securities Purchase Agreement, dated as of January 30, 2022, by and among the Company and the Purchasers.	8-K	10.1	2/03/2022
10.41	Form of Preferred Investment Options, dated as of February 2, 2022, by and among the Company and the holders.	8-K	10.2	2/03/2022
10.42	Form of Registration Rights Agreement, dated as of January 30, 2022, by and among the Company and the Purchasers.	8-K	10.3	2/03/2022
10.43	Form of Placement Agent Preferred Investment Option, dated as of February 2, 2022 by and among the Company and H.C. Wainwright & Co., LLC.	8-K	10.4	2/03/2022
10.44	Consulting Agreement, dated March 8, 2022, by and between the Company and Dr. Jonathan Javitt	8-K	10.1	3/09/2022
10.46	Executive Employment Agreement, dated June 13, 2022, by and between NRx Pharmaceuticals, Inc. and Seth Van Voorhees	10-Q	10.1	8/15/2022
10.47	Executive Employment Agreement, dated July 12, 2022, by and between NRx Pharmaceuticals, Inc. and Stephen Willard	10-Q	10.1	11/14/2022
10.48	Share Purchase Agreement, dated November 4, 2022, by and between NRx Pharmaceuticals, Inc. and Streeterville Capital, LLC	8-K	10.1	11/09/2022
10.49	Form of Note, dated November 4, 2022, by and between NRX Pharmaceuticals, Inc. and Streeterville Capital, LLC	8-K	10.2	11/09/2022
10.50	Form of Guarantee, dated November 4, 2022, by and between NeuroRx, Inc. and Streeterville Capital, LLC	8-K	10.3	11/09/2022
10.51	Settlement Agreement by and between Relief Therapeutics Holding AG, Relief Therapeutics International SA, NeuroRx, Inc. and NRX Pharmaceuticals, Inc., dated November 12, 2022.	10-K/A	10.54	5/01/2023
10.52	Asset Purchase Agreement by and between Relief Therapeutics Holding AG, Relief Therapeutics International SA, NeuroRx, Inc. and NRX Pharmaceuticals, Inc., dated November 12, 2022.	10-K/A	10.55	5/01/2023
10.53	Share Purchase Agreement, dated March 8, 2023, by and between NRx Pharmaceuticals, Inc. and Purchasers	8-K/A	10.1	3/14/2023
10.54+	Pill Tracker Supplemental Task Order, dated November 15, 2021.	10-K	10.46	3/31/2022
10.55	Amendment to Consulting Agreement, dated March 29, 2023, by and between the Company and Dr. Jonathan Javitt.	10-K	10.55	3/29/2024
10.56+	Development and License Agreement, dated as of June 2, 2023, by and among the Company and Alvogen.*	8-K	10.1	6/05/2023
10.57	Form of Securities Purchase Agreement	8-K/A	10.1	6/07/2023

10.58	Lock-Up Agreement	8-K/A	10.2	6/07/2023
10.59	Amendment to Convertible Promissory Note, dated June 30, 2023, by and between NRx Pharmaceuticals, Inc. and Streetervillle Capital LLC.	10-Q	10.1	8/14/2023
10.60	Confidential Settlement Agreement and Release, dated July 17, 2023, by and between NRx Pharmaceuticals, Inc., NeuroRx, Inc., GEM Yield Bahamas Limited and GEM Global Yield LLC SCS	10-K	10.60	3/29/2024
10.61	Form of Securities Purchase Agreement	8-K	10.1	9/01/2023
10.62	Client Agreement, dated August 31, 2023, by and between NRx Pharmaceuticals, Inc. and LS Associates, a division of LifeSci Advisors, LLC Associates.	8-K	10.1	9/14/2023
10.63	First Amendment to NRx Pharmaceuticals, Inc. 2021 Omnibus Incentive Plan	8-K	10.1	12/29/2023
10.64	First Amendment to Exclusive, Global Development, Supply, Marketing & License Agreement, dated February 7, 2024, by and between NRx Pharmaceuticals, Inc., Alvogen Pharma US, Inc., Alvogen, Inc. and Lotus Pharmaceutical Co. Ltd.	10-K	10.64	3/29/2024
10.65	Amendment #3 to Convertible Promissory Note, dated February 9, 2024, by and between NRx Pharmaceuticals, Inc. and Streetervillle Capital LLC.	8-K	10.1	2/14/2024
10.66	Form of Securities Purchase Agreement, dated February 29, 2024	10-K	10.66	3/29/2024
10.67	Securities Purchase Agreement, dated August 12, 2024, between NRx Pharmaceuticals, Inc. and the other parties signatory thereto	8-K	10.1	8/14/2024
10.68	Form of Security Agreement to be entered into by and among NRx Pharmaceuticals, Inc. and the other parties signatory thereto	8-K	10.2	8/14/2024
10.69	Form of Patent Security Agreement, to be entered into by and among NRx Pharmaceuticals, Inc. and the other parties signatory thereto	8-K	10.3	8/14/2024
10.70	Form of Registration Rights Agreement to be entered into by and among NRx Pharmaceuticals, Inc. and the parties signatory thereto	8-K	10.4	8/14/2024
10.71	Form of Subsidiary Guarantee to be entered into by and among NRx Pharmaceuticals, Inc. and the purchasers signatory thereto	8-K	10.5	8/14/2024
10.72	Settlement Agreement and Release of Claims, dated August 12, 2024, between the Company and Streeterville Capital, LLC.	8-K	10.6	8/14/2024
16.1	Letter from KPMG LLP to the Securities and Exchange Commission dated November 21, 2023	8-K/A	16.1	11/22/2023
23.1	Consent of Salberg & Company, P.A.				X
23.2*	Consent of KPMG LLP				*
23.3*	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1)				*
24.1	Power of Attorney (filed on the signature page hereto)				X
107	Filing Fee Table				X

* To be filed by amendment.

Item 17. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)   The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, Delaware on November 14, 2024.

NRX PHARMACEUTICALS, INC.

By:	/s/ Jonathan C. Javitt
Jonathan C. Javitt
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature below constitutes and appoints Jonathan Javitt as attorney-in-fact, with power of substitution, for her in any and all capacities, to sign any amendments to this Registration Statement on Form S-1, and file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan C. Javitt	Chief Executive Officer and Chairman of the Board	November 14, 2024
Jonathan C. Javitt	(Principal Executive Officer)

/s/ Richard Narido	Chief Financial Officer	November 14, 2024
Richard Narido	(Principal Financial Officer and Principal Accounting Officer)

/s/ Patrick J. Flynn	Director	November 14, 2024
Patrick J. Flynn

/s/ Janet Rehnquist	Director	November 14, 2024
Janet Rehnquist

/s/ Chaim Hurvitz	Director	November 14, 2024
Chaim Hurvitz

/s/ Dennis McBride	Director	November 14, 2024
Dennis McBride